Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

WATERS INSTRUMENTS, INC.

AND

WELLS FARGO BUSINESS CREDIT, INC.

September 7, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.1	Definitions.
Section 1.2	Other Definitional Terms; Rules of Interpretation. .

ARTICLE II AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1	Revolving Advances.
Section 2.2	Procedures for Requesting Advances.
Section 2.3	Letters of Credit.
Section 2.4	Special Account.
Section 2.5	Equipment Term Advance.
Section 2.6	Payment of Equipment Term Note.
Section 2.7	Real Estate Term Advance.
Section 2.8	Payment of Real Estate Term Note.
Section 2.9	Interest; Margin; Minimum Interest Charge; Default Interest; Clearance Days; Participations; Usury.
Section 2.10	Fees.
Section 2.11	Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.
Section 2.12	Lockbox and Collateral Account; Application of Payments.
Section 2.13	Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower.
Section 2.14	Mandatory Prepayment.
Section 2.15	Revolving Advances to Pay Obligations.
Section 2.16	Use of Proceeds.
Section 2.17	Liability Records.

ARTICLE III SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1	Grant of Security Interest.
Section 3.2	Notification of Account Debtors and Other Obligors.
Section 3.3	Assignment of Insurance.
Section 3.4	Occupancy.
Section 3.5	License.
Section 3.6	Financing Statement.
Section 3.7	Setoff.
Section 3.8	Collateral.

ARTICLE IV CONDITIONS OF LENDING

Section 4.1	Conditions Precedent to the Initial Advances and Letter of Credit.
Section 4.2	Conditions Precedent to All Advances and Letters of Credit.

i

ARTICLE V REPRESENTATIONS AND WARRANTIES

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.
Section 5.2	Capitalization.
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements.
Section 5.4	Legal Agreements.
Section 5.5	Subsidiaries.
Section 5.6	Financial Condition; No Adverse Change.
Section 5.7	Litigation.
Section 5.8	Regulation U.
Section 5.9	Taxes.
Section 5.10	Titles and Liens.
Section 5.11	Intellectual Property Rights.
Section 5.12	Plans.
Section 5.13	Default.
Section 5.14	Environmental Matters.
Section 5.15	Submissions to Lender.
Section 5.16	Financing Statements.
Section 5.17	Rights to Payment.
Section 5.18	Financial Solvency.

ARTICLE VI COVENANTS

Section 6.1	Reporting Requirements.
Section 6.2	Financial Covenants.
Section 6.3	Permitted Liens; Financing Statements.
Section 6.4	Indebtedness.
Section 6.5	Guaranties.
Section 6.6	Investments and Subsidiaries.
Section 6.7	Dividends and Distributions.
Section 6.8	Salaries.
Section 6.9	Key Person Life Insurance.
Section 6.10	Books and Records; Collateral Examination, Inspection and Appraisals.
Section 6.11	Account Verification.
Section 6.12	Compliance with Laws.
Section 6.13	Payment of Taxes and Other Claims.
Section 6.14	Maintenance of Properties.
Section 6.15	Insurance.
Section 6.16	Preservation of Existence
Section 6.17	Delivery of Instruments, etc.
Section 6.18	Sale or Transfer of Assets; Suspension of Business Operations.
Section 6.19	Consolidation and Merger; Asset Acquisitions.
Section 6.20	Sale and Leaseback.

ii

Section 6.21	Restrictions on Nature of Business.
Section 6.22	Accounting.
Section 6.23	Discounts, etc.
Section 6.24	Plans.
Section 6.25	Place of Business; Name.
Section 6.26	Constituent Documents; S Corporation Status.
Section 6.27	Performance by the Lender.

ARTICLE VII EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1	Events of Default.
Section 7.2	Rights and Remedies.
Section 7.3	Certain Notices.

ARTICLE VIII MISCELLANEOUS

Section 8.1	No Waiver; Cumulative Remedies; Compliance with Laws.
Section 8.2	Amendments, Etc.
Section 8.3	Notices; Communication of Confidential Information; Requests for Accounting
Section 8.4	Further Documents.
Section 8.5	Costs and Expenses.
Section 8.6	Indemnity
Section 8.7	Participants.
Section 8.8	Execution in Counterparts; Telefacsimile Execution.
Section 8.9	Retention of Borrower’s Records.
Section 8.10	Binding Effect; Assignment; Complete Agreement; Sharing Information.
Section 8.11	Severability of Provisions.
Section 8.12	Headings.
Section 8.13	Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.

iii

CREDIT AND SECURITY AGREEMENT

Dated as of September 7, 2004

WATERS INSTRUMENTS, INC., a Minnesota corporation (the “Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.  Accounts will not include accounts owned or originated by any Subsidiary, except to the extent such Subsidiary is designated a co-borrower hereunder, or the Lender receives a guaranty from such Subsidiary and in either case receives a security agreement from such Subsidiary granting a security interest in such accounts securing repayment of the Obligations, and such other documents, opinions and instruments as the Lender may in its sole discretion determine are required to permit such accounts to be deemed Accounts for purposes of this Agreement.

“Accounts Advance Rate” means up to eighty percent (80%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Advance” means a Revolving Advance or a Term Advance.

“Affiliate” or “Affiliates” means Zareba Europe and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified

Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.

“Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)            The product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)           The lesser of (A) the product of the Finished Goods Inventory Advance Rate times Eligible Finished Goods Inventory, plus the product of the Raw Material Inventory Advance Rate times Eligible Raw Material Inventory or (B) $3,000,000.00, plus

(iii)          During the period commencing September 1, 2004 through April 30, 2005, $500,000.00, less

(iv)          The Borrowing Base Reserve, less

(v)           The Wells Fargo Bank Obligations Reserve.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default; provided that, without limiting any other basis for adjusting the Borrowing Base Reserve,  the Borrowing Base Reserve will increase by $50,000.00 as of December 31, 2004 and will increase by an additional $50,000.00 as of each calendar month end occurring thereafter, until the Lender has determined, in its sole discretion, that a sufficient reserve for warranty risk has been accumulated.

“Business Day” means day on which the Federal Reserve Bank of New York is open for business.

“Capital Expenditures” means for a given period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“Cash Flow From Operations” means for a given period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) deferred income tax expense (and minus any deferred income tax income), (iv) losses incurred by any Foreign Subsidiary (and minus any income earned by any Foreign Subsidiary) and (v) other non-cash items, each as determined for such period in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the voting power of all classes of Owners of the Borrower.

(b)           During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

(c)           James W. Grabowski shall cease to actively manage the Borrower’s day-to-day business activities and a replacement manager acceptable to the Lender in its sole discretion has not been appointed within 60 days thereafter.

“Collateral” means all of the Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of the Borrower, including all mail or electronic mail addressed to Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in the Lockbox and Collection Account Agreement.

“Commitment” means the Lender’s commitment to make Advances to, and to cause Wells Fargo Bank to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility being made available to the Borrower by the Lender under Article II.

“Current Maturities of Long Term Debt” means as of a given date, the amount of the Borrower’s long-term debt and capitalized leases which became due during the period ending on the designated date.

“Cut-off Time” means 11:00 a.m. Minneapolis, Minnesota time.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means for a given period (i) the sum of (A) Cash Flow from Operations and (B) Interest Expense minus (C) unfinanced Capital Expenditures minus (D) dividends or repurchases of capital stock or stock options or warrants, paid in cash or property (other than capital stock of Borrower) divided by (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means, with respect to a Note, an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate Advance, as such rate may change from time to time.

“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“Dollars” and the sign”$” means freely transferable lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of, and the principal place of business of which is (a) located in the United States or any state or territory thereof or the District of Columbia, or (b) to the extent the Lender hereafter specifies in writing,  located in Canada or any province or territory thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Earnings Before Taxes” means pretax earnings from operations, excluding extraordinary gains, but including extraordinary losses and excluding all earnings (and losses) from any Foreign Subsidiary.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)            That portion of Accounts unpaid 90 days or more after the invoice date or, if the Lender in its discretion has determined that a particular dated Account may be eligible, that portion of such Account which is unpaid more than 30 days past the stated due date or more than 120 days past the invoice date.

(ii)           That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)          That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)          Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)           Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi)          Accounts owed by an account debtor located outside the United States and Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion; provided that, (X) Accounts owed by account debtors located in Canada will, to the extent comprising more than 15% of the aggregate balance of all Accounts, not be Eligible Accounts unless subject to (vi)(A) or (B) above, (Y) Accounts owed by account debtors located in the Province of Quebec, Canada will not be Eligible Accounts and (Z) Accounts owed by account debtors located in Canada which are subject to any agreement or understanding with the corresponding account debtor that such account will not be assigned, pledged or otherwise transferred as security or otherwise or that any such transfer is ineffective, will not be Eligible Accounts;

(vii)         Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(viii)        Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

(ix)           Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(x)            That portion of Accounts that has been restructured, extended, amended or modified;

(xi)           That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xii)          Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts, except that with respect to Accounts owed by Tractor Supply Company such percentage will be 40%;

(xiii)         Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

(xiv)        Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Finished Goods Inventory” means all Eligible Inventory constituting finished goods.

“Eligible Inventory” means all Inventory of the Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i)            Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance that is subordinate to Lender’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

(ii)           Supplies, packaging, labels, nameplates, repair or maintenance parts or sample Inventory, or customer supplied parts or Inventory;

(iii)          Work-in-process Inventory;

(iv)          Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(v)           Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)          Inventory that is perishable or live;

(vii)         Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii)        Inventory that is subject to a Lien in favor of any Person other than the Lender;

(ix)           Inventory stored at locations other than Borrower’s Premises at Ellendale, Plymouth and Rochester, Minnesota or locations holding less than 10% of the aggregate value of Borrower’s Inventory;

(x)            Inventory constituting products sold by the Waters Medical Systems Division or the former Network Division of the Borrower, or used to manufacture such products;

(xi)           Inventory that is held for sale to a specific customer of Borrower; and

(xii)          Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Raw Material Inventory” means all Eligible Inventory constituting raw material or sub-assemblies.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“Equipment Term Advance” has the meaning set forth in Section 2.5.

“Equipment Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto, as the same may be renewed and amended from time to time, and all replacements thereto.

“Equipment Term Note Assumed Maturity Date” has the meaning set forth in Section 2.6(a).

“Event of Default” has the meaning set forth in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Finished Goods Inventory Advance Rate” means up to fifty percent (50%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Floating Rate Advance” means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, and (ii) with respect to Term Advances evidenced by the Term Notes, an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, which interest rate shall, in each case, change when and as the Prime Rate changes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a given period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” has the meaning set forth in Section 2.13(a).

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare or maintenance parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.  Unless and until there parties hereafter agree in writing, Inventory will not include inventory owned by any Subsidiary.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application for the issuance of standby letters of credit pursuant to the terms of a Standby Letter of Credit Agreement in form acceptable to both Wells Fargo Bank and the Lender.

“Letter of Credit” has the meaning set forth in Section 2.3(a).

 “Licensed Intellectual Property” has the meaning set forth in Section 5.11(c) .

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Life Insurance Assignment” means an Assignment of Life Insurance Policy as Collateral to be executed by the owner and the beneficiary thereof, in form and substance satisfactory to the Lender, granting the Lender a first priority Lien on the Life Insurance Policy and its cash surrender value and any proceeds therefrom to secure payment of the Obligations.

“Life Insurance Policy” has the meaning set forth in Section 6.9.

“Loan Documents” means this Agreement, the Notes, the Security Documents and any L/C Application.

“Loan Year” has the meaning set forth in Section 2.9(c).

“Lockbox” means “Lockbox” as defined in the Lockbox and Collection Account Agreement.

“Lockbox and Collection Account Agreement” means the Lockbox and Collection Account Agreement by and among the Borrower, Wells Fargo Bank and the Lender, dated the same date as this Agreement.

“Margin” means a rate per annum, expressed as a percentage, that is determined pursuant to Section 2.9(b).

“Material Adverse Effect” means any of the following:

(i)            A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower;

(ii)           A material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(iii)          A material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)          Any claim against the Borrower or threat of litigation which if determined adversely to the Borrower would cause the Borrower to be liable to pay an amount exceeding $250,000.00 or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means September 1, 2007.

“Maximum Line” means $6,000,000.00 unless said amount is reduced pursuant to Section 2.13, in which event it means such lower amount.

“Minimum Interest Charge” has the meaning given in Section 2.9(c).

“Mortgage” means the Mortgage, Security Agreement and Fixture Financing Statement with Assignment of Leases and Rents granting the Lender a first priority mortgage lien on the Mortgaged Real Estate.

“Mortgaged Real Estate” means each parcel of real property described on Exhibit E hereto.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Loss” means fiscal year-to-date after-tax net loss from continuing operations as determined in accordance with GAAP, but excluding all earnings (and losses) from any Foreign Subsidiary.

“Note” means the Revolving Note or either of the Term Notes, and “Notes” means the Revolving Note and both of the Term Notes.

“Obligation of Reimbursement” means the obligation of Borrower to reimburse Wells Fargo Bank or the Lender pursuant to the terms of the Standby Letter of Credit Agreement and any applicable L/C Application.

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document between the Borrower and the Lender, whether now in effect or hereafter entered into and all Wells Fargo Bank Obligations.

“Off-the-shelf Software” has the meaning set forth in Section 5.11(a).

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“Overadvance” means or refers to any period of time during which outstanding Revolving Advances are in excess of then-existing Borrowing Base Availability.

“Owned Intellectual Property” has the meaning set forth in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement by the Borrower in favor of the Lender dated the same date as this Agreement.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” have the meanings set forth in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including but not limited to the locations legally described in Exhibit E attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo Bank’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo Bank may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo Bank.

“Raw Material Inventory Advance Rate” means up to twenty-five percent (25%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Real Estate Term Advance” has the meaning set forth in Section 2.7.

“Real Estate Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit C hereto, as the same may be renewed and amended from time to time, and all replacements thereto.

“Real Estate Term Note Assumed Maturity Date” has the meaning set forth in Section 2.8(a).

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” has the meaning set forth in Section 2.1.

“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Rutland” means No 549 Leicester Limited, a private company limited by shares incorporated in England.

“Rutland Acquisition” means the acquisition by Zareba Europe of all of the issued share capital of Rutland.

“Rutland Agreement” means the stock purchase agreement among Zareba Europe, and Leslie Dickinson and Barbara Helen Todd, individuals, as furnished to Lender by Borrower, pursuant to which the Rutland Acquisition is effected.

“Security Documents” means this Agreement, the Lockbox and Collection Account Agreement, the Mortgage, the Life Insurance Assignment and the Patent and Trademark Security Agreement, and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning set forth in Section 3.1.

“Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo Bank entered into between the Borrower and Lender as co-applicants and Wells Fargo Bank as issuer.

“Subsidiary” means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Term Advances” means the Equipment Term Advance and the Real Estate Term Advance.

“Term Notes” means the Equipment Term Note and the Real Estate Term Note.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

“UCC” means the Uniform Commercial Code as in effect in the state designated in Section 8.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Amount” has the meaning set forth in Section 2.10(a).

“Wells Fargo Bank Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to Wells Fargo Bank with respect to Wells Fargo Bank Products, whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether or not Borrower is obligated to reimburse said amounts to the Lender as a result of the Lender purchasing participations from or agreeing to indemnify or reimburse Wells Fargo Bank for any loss or indebtedness arising with respect to Wells Fargo Bank Products provided to the Borrower or its Subsidiaries.

“Wells Fargo Bank Obligations Reserve” means, as of any date of determination, the dollar amount that the Lender then determines is a reasonable determination of the credit exposure with respect to Wells Fargo Bank Obligations and which is available for payment of Wells Fargo Bank Obligations.

“Wells Fargo Bank Products” means any service or facility extended to the Borrower or its Subsidiaries by Wells Fargo Bank including but not limited to: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) cash management or related services including the Automated Clearing House processing of electronic funds transfers, (f) controlled disbursement accounts or services, and (g) any agreement which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

“Zareba Europe” means Zareba Systems Europe Limited, a United Kingdom private limited company.

Section 1.2             Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1             Revolving Advances.  The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until the Termination Date.  The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability.  The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral, and to the extent provided therein, the Real Estate Mortgage.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.13, and reborrow.

Section 2.2             Procedures for Requesting Advances.  The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)           Time for Requests.  The Borrower shall request each Advance not later than the Cut-off Time on the Business Day on which the Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be by telephone and shall be confirmed in writing (in the form of a Notice of Borrowing as set forth in Exhibit F hereto) by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(b)           Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with Wells Fargo Bank unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.3             Letters of Credit.

(a)           The Lender agrees, subject to the terms and conditions of this Agreement, to cause Wells Fargo Bank to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby letters of credit (each, a “Letter of Credit”) for the Borrower’s account by acting as Borrower’s co-applicant to Wells Fargo Bank as issuer.  From and after the Funding Date, Letters of Credit will also include the letters of credit listed on Schedule 2.3 previously issued by Wells Fargo Bank.  The Lender shall have no obligation to cause Wells Fargo Bank to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)            $500,000.00 less the L/C Amount, or

(ii)           Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower and the Lender as co-applicants to Wells Fargo Bank, which must be completed in a manner satisfactory to the Lender and Wells Fargo Bank.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement.

(b)           No Letter of Credit shall be issued with an expiry date later than the earlier of (i) the Termination Date in effect as of the date of issuance; or (ii) 365 days from the date of issuance.

(c)           Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d)           If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate.  Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

Section 2.4             Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs.  If Borrower fails to promptly make any such payment in the amount required hereunder, then Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion.  The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.5             Equipment Term Advance.

(a)           The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrower on the Funding Date (the “Equipment Term Advance”) in an amount not exceeding the lesser of:  (i) $500,000.00 or (ii) 100% of the net forced sale liquidation value of Equipment designated by the Lender as eligible to support the Equipment Term Advance.  The value described in (ii) above will be as determined by an independent  appraiser, obtained and reviewed in accordance with Lender’s standards. The Borrower’s obligation to pay the Equipment Term Advance shall be evidenced by the Equipment Term Note and shall be secured by the Collateral as provided in Article III, and to the extent provided therein, the Real Estate Mortgage.

(b)           Upon fulfillment of the applicable conditions set forth in Article IV, the Borrower shall be deemed to have requested the entire available Equipment Term Advance and the Lender shall deposit the proceeds of the requested Equipment Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement.  Borrower shall be thereupon deemed to be a representation by the Borrower, upon which the Lender may rely, that the Borrower is in compliance with the conditions set forth in Section 4.2 as of the time of the deemed request.

Section 2.6             Payment of Equipment Term Note.  The outstanding principal balance of the Equipment Term Note shall be due and payable as follows:

(a)           Beginning on September 30, 2004, and on the last day of each month thereafter, in substantially equal monthly installments equal to the greater of $8,334.00 or an amount sufficient to fully amortize the principal balance of the Equipment Term Note over an assumed term ending on August 31, 2009 (the “Equipment Term Note Assumed Maturity Date”).

(b)           If the Lender at any time obtains an appraisal of the Equipment designated by the Lender, in its sole discretion, as eligible to support the Equipment Term Advance as permitted under Section 6.10(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Equipment Term Note to exceed the lesser of:  (i) 100% of the net forced sale liquidation value of such Equipment, and (ii) 80% of the orderly sale liquidation value of such Equipment, then the Borrower, upon demand by the Lender, shall immediately prepay the Equipment Term Note in the amount of such excess, together with any prepayment fee owed pursuant to Section 2.10(f).

(c)           All prepayments of principal with respect to the Equipment Term Note shall be applied to the most remote principal installment or installments then unpaid.

(d)           The entire unpaid principal balance of the Equipment Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable on the earlier of the Termination Date, or the Maturity Date.

Section 2.7             Real Estate Term Advance.

(a)           The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrower on the Funding Date (the “Real Estate Term Advance”) in an amount not exceeding the lesser of: (i) $1,300,000.00; or (ii) 75% of the fair market value as vacant of the Mortgaged Real Estate as determined by an independent appraiser, obtained and reviewed in accordance with the Lender’s standards.  The Borrower’s obligation to pay the Real Estate Term Advance shall be evidenced by the Real Estate Term Note and shall be secured by the Collateral as provided in Article III and the Mortgaged Real Estate.

(b)           Upon fulfillment of the applicable conditions set forth in Article IV, the Borrower shall be deemed to have requested the entire available Real Estate Term Advance and the Lender shall deposit the proceeds of the requested Real Estate Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement.  Borrower shall be thereupon deemed to be a representation by the Borrower, upon which the Lender may rely, that the Borrower is in compliance with the conditions set forth in Section 4.2 as of the time of the deemed request.

Section 2.8             Payment of Real Estate Term Note.  The outstanding principal balance of the Term Note shall be due and payable as follows:

(a)           Beginning on September 30, 2004 and on the last day of each month thereafter, in substantially equal monthly installments equal to the greater of $10,834.00 or an amount sufficient to fully amortize the principal balance of the Real Estate Term Note over an assumed term ending on August 31, 2014 (the “Real Estate Term Note Assumed Maturity Date”).

(b)           If the Lender at any time obtains an appraisal of the Mortgaged Real Estate as permitted under Section 6.10(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Real Estate Term Note to exceed 75% of the fair market value as vacant of the Mortgaged Real Estate, then the Borrower, upon demand by the Lender, shall immediately prepay the Real Estate Term Note in the amount of such excess, together with any prepayment fee owed pursuant to Section 2.10(f).

(c)           All prepayments of principal with respect to the Real Estate Term Note shall be applied to the most remote principal installment or installments then unpaid.

(d)           The entire unpaid principal balance of the Real Estate Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable on the earlier of the Termination Date or the Maturity Date.

Section 2.9             Interest; Margin; Minimum Interest Charge; Default Interest; Clearance Days; Participations; Usury.

(a)           Interest.  Except as provided in Section 2.9(d) and Section 2.9 (g), the principal amount of each Advance shall bear interest as a Floating Rate Advance.

(b)           Margins.  The Margins through and including the first adjustment occurring as specified below shall be one-half of one percent (.50%) for Term Advances that are Floating Rate Advances and one-half of one percent (.50%) for Revolving Advances that are Floating Rate Advances.  The Margins shall be adjusted with respect to the fiscal quarters of the Borrower ending June 30 and December 31 on the basis of the Debt Service Coverage Ratio of the Borrower with respect to the two (2) consecutive fiscal quarters ending as of the end of each such fiscal quarter, in accordance with the following table:

Margins
Floating Rate Advances
Debt Service Coverage Ratio		Revolving Advances	Term Advances
(i)	Debt Service Coverage Ratio is determined by the Lender to be greater than 1.20.	zero percent (0%)	zero percent (0%)
(ii)	Debt Service Coverage Ratio is determined by the Lender to be greater than 1.10 and less than or equal to 1.20.	one-quarter of one percent (.25%)	one-quarter of one percent (.25%)
(iii)	Debt Service Coverage Ratio is determined by the Lender to be less than or equal to 1.10.	one-half of one percent (.50%)	one-half of one percent (.50%)

Reductions and increases in the Margins will be made effective as of each August 1 and February 1 immediately following receipt of the Borrower’s financial statements and compliance certificates required under Section 6.1(b) with respect to each fiscal quarter of the Borrower ending June 30 and December 31.  Any Margin change described above shall become effective as the dates specified above, as the Lender in its sole discretion deems appropriate.

Notwithstanding the foregoing, if the Borrower fails to deliver any financial statements or compliance certificates required under Section 6.1(b), the Lender may, by notice to the Borrower, increase the Margins to the highest rate set forth above.

If amended or restated financial statements change previously calculated Margins, the Lender may, as the Lender in its sole discretion deems appropriate, reduce or increase the Margins retroactively effective from the date when the Margin was originally adjusted with respect to the financial statements that were so amended or restated.  Appropriate adjustment to the amount of interest accrued by reason of any such retroactive effectiveness will be promptly determined and paid by the appropriate party.

(c)           Minimum Interest Charge.  Notwithstanding the interest payable pursuant to Subsection (a), the Borrower shall pay to the Lender interest of not less than $125,000.00 per each of the first and second Loan Year and $100,000.00 per each Loan Year occurring after the end of second Loan Year and before the Termination Date (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.9(a) following each anniversary of the Funding Date and on the Termination Date.  When calculating the deficiency due hereunder, if any, between the Minimum Interest Charge and the amount of interest otherwise payable under Section 2.9(a), the Default Rate, if applicable, shall be disregarded.  As used in this subsection (c), “Loan Year” means each one-year period ending on an anniversary of the Funding Date and any period beginning immediately after the end of the most recently ended Loan Year actually one year in length and ending on the Termination Date, even if shorter than one year.

(d)           Default Interest Rate.  At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Notes shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine.  The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(e)           Clearance Days.  Interest at the interest rate applicable under this Section 2.9 shall accrue on the amount of each payment received by Lender (even if delivered in the form of immediately available funds), commencing on the calendar day following receipt of the payment and continuing through the end of the first Business Day following receipt of the payment.

(f)            Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.9, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.9, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(g)           Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.10           Fees.

(a)           Unused Line Fee.  For the purposes of this Section 2.10, “Unused Amount” means the Maximum Line reduced by outstanding Revolving Advances and the L/C Amount.  The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(b)           Collateral Exam Fees.  The Borrower shall pay the Lender  fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business, whether conducted before or after the date of this Agreement at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently Eight Hundred and 00/100 Dollars ($800.00) per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(c)           Letter of Credit Fees.  The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at an annual rate of two percent (2.0%) of the aggregate amount that may then be drawn, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however, that during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five percent (5.0%) of the Aggregate Face Amount.  The foregoing fee shall be in addition to any and all fees, commissions and charges of Wells Fargo Bank with respect to or in connection with such Letter of Credit.

(d)           Letter of Credit Administrative Fees.  The Borrower shall pay to the Lender all administrative fees charged by Wells Fargo Bank in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then — current rates published by Wells Fargo Bank for such services rendered on behalf of customers of Wells Fargo Bank generally.

(e)           Termination and Line Reduction Fees.  If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, (ii) by the Borrower (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, or if the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction of the Maximum Line, as the case may be) as follows:  (A) three percent (3%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) two percent (2%) if the termination or reduction occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; and (C) one percent (1%) if the termination or reduction occurs after the second anniversary of the Funding Date and before the Maturity Date.

(f)            Prepayment Fees.  Borrower may prepay the principal amount of any Revolving Note Floating Rate Advance at any time in any amount without penalty.

If a Term Note is prepaid for any reason, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the principal prepaid as follows:  (i) three percent (3%) if prepayment occurs on or before the first anniversary of the Funding Date; (ii) two percent (2%) if prepayment occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; and (iii) one percent (1%) if prepayment occurs after the second anniversary of the Funding Date.

(g)           Waiver of Termination and Prepayment Fees.  The Borrower, at Lender’s discretion, will be excused from the payment of termination and prepayment fees otherwise due under Section 2.10(e) and Section 2.10(f) if such termination or prepayment is made because of refinancing through Wells Fargo Bank.

(h)           Overadvance Fees.  The Borrower shall pay a fee for each Overadvance in the minimum amount of $1,000.00 for each day or portion thereof that Revolving Advances exceed the Borrowing Base, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by Lender; provided, however, that payment of any such Overadvance fee shall not be deemed to constitute either consent to the Overadvance or the waiver of any Event of Default arising as the result of an Overadvance not otherwise consented to in advance by Lender.

(i)            Other Fees and Charges; Payment of Fees.  The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Borrower authorizes Lender to collect all such fees and charges due hereunder by charging Borrower’s deposit account, account number 16563 maintained with Wells Fargo Bank, or any other deposit account maintained by Borrower with Wells Fargo Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 2.11           Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a)           Time For Interest Payments.  Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.

(b)           Payment on Non Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)           Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.12           Lockbox and Collateral Account; Application of Payments.

(a)           Lockbox and Collateral Account.

(i)            The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox.  If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account.  The Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account.  Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii)           All items deposited in the Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account.  The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(b)           Application of Payments.  The Lender shall from time to time, in accordance with the Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations.  Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Obligations.

Section 2.13           Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part.  The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time if it (i) gives the Lender at least 30 days prior written notice and (ii) pays the Lender termination, prepayment and Maximum Line reduction fees in accordance with Section 2.10(e) and Section 2.10(f).  Any reduction in the Maximum Line shall be in multiples of $100,000.00, and with a minimum reduction of at least $500,000.00.  If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable, and if Borrower gives Lender less than the required 30 days notice, Borrower shall be liable for payment of additional interest for each day that the notice was short of the required 30 day notice, which interest shall be the greater of the Minimum Interest Charge or Unused Line Fee calculated based on Borrower’s average borrowings under the Credit Facility for the six months prior to the date that Borrower gives notice of its intent to terminate the Credit Facility or reduce the Maximum Line.  Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at Borrower’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

Section 2.14           Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess.  Any payment received by the Lender under this Section 2.14 or under Section 2.13 may be applied to the Obligations, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.15           Revolving Advances to Pay Obligations.  Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to Wells Fargo Bank to pay any unpaid Wells Fargo Bank Obligations.

Section 2.16           Use of Proceeds.  The Borrower shall use the proceeds of Advances and each Letter of Credit (a) to loan £.9 million to Zareba Europe pursuant to a certain Intercompany Credit Agreement in form and substance satisfactory to the Lender and to purchase £1.95 million of capital stock of Zareba Europe (the aggregate U.S. dollar value of such loan and purchase shall not exceed  $5,130,000.00 at the applicable exchange rate on the date the Advances to be used for such purposes are made) to enable Zareba Europe to consummate the Rutland Acquisition; (b) to pay all obligations owing under the Borrower’s existing credit facility with Wells Fargo Bank; and (c) for ordinary working capital purposes.

Section 2.17           Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1             Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and Wells Fargo Bank with respect to Wells Fargo Bank Obligations, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, the Borrower will grant the Lender, for the benefit of itself and Wells Fargo Bank, with respect to any Wells Fargo Bank Obligations, a security interest in all commercial tort claims it may have against any Person.

Section 3.2             Notification of Account Debtors and Other Obligors.  The Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.  The Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3             Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4             Occupancy.

(a)           The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b)           The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)           The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)           The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5             License.  Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6             Financing Statement.  The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

Waters Instruments, Inc.
13705 26th Avenue North, Suite 102
Plymouth, MN  55441
Federal Employer Identification No.  41-0832194
Organizational Identification No.  X-49

Name and address of Secured Party:

Wells Fargo Business Credit, Inc.
Sixth and Marquette, MAC N9312-040
Minneapolis, MN  55479

Section 3.7             Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due.  In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.8             Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1             Conditions Precedent to the Initial Advances and Letter of Credit.  The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a)           This Agreement.

(b)           The Notes.

(c)           A Standby Letter of Credit Agreement, and L/C Application for each Letter of Credit that Borrower wishes to have issued thereunder.

(d)           A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(e)           A true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage.

(f)            A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(g)           An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

(h)           A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(i)            An acknowledgment and agreement from each licensor in favor of the Lender, together with a true, correct and complete copy of all license agreements.

(j)            The Life Insurance Assignment, and the Life Insurance Policy, together with evidence that the Life Insurance Policy is subject to no assignments or encumbrances other than the Life Insurance Assignment.

(k)           The Lockbox and Collection Account Agreement.

(l)            Control agreements with each bank at which the Borrower maintains deposit accounts.

(m)          The Patent and Trademark Security Agreement.

(n)           Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(o)           A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(p)           A current certificate issued by the Secretary of State of Minnesota, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Minnesota.

(q)           Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(r)            A certificate of an Officer of the Borrower confirming, in his official capacity, the representations and warranties set forth in Article V.

(s)           An opinion of counsel to the Borrower, addressed to the Lender.

(t)            Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(u)           Payment of the fees and commissions due under Section 2.10 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

(v)           Evidence that after (i) making the initial Revolving Advance, (ii) issuance of any Letters of Credit, (iii) satisfying all obligations owed to the Borrower’s prior lender, (iv) Wells Fargo Bank, (v) funding the consummation of the Rutland Acquisition and (vi) satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, Availability shall be not less than $350,000.00.

(w)          A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.

(x)            With respect to the Mortgaged Real Estate (i) the Mortgage, (ii) an appraisal ordered by Lender or its agent of said Real Estate and all improvements thereon, conforming to Uniform Standards of Professional Appraisal Practice and issued by a real estate appraiser acceptable to Lender, reflecting the type of valuation referenced in Section 2.7(a) values acceptable to Lender in its discretion, (iii) an American Land Title Association policy of title insurance, with such endorsements as Lender may require, issued by an insurer in such amounts as Lender may require, insuring Lender’s first priority lien on said Real Estate, subject only to such exceptions as Lender in its discretion may approve, together with such evidence relating to the payment of liens or potential liens as Lender may require, and (iv) an American Land Title Association survey certified to the Lender and to the title company that is acceptable to Lender.

(y)           With respect to the Mortgaged Real Estate a current environmental site assessment indicating that the Real Estate is subject to no “recognized environmental conditions”, as that term is defined by the American Society for Testing and Materials, in its standards for environmental due diligence, and is not in need of remedial action to avoid subjecting its owner to any present or future liability or contingent liability with respect to the release of toxic or hazardous wastes or substances.

(z)            With respect to the Mortgaged Real Estate (i) a flood hazard determination form, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained, and, (ii) if the Real Estate is located in a flood hazard area, a policy of flood insurance.

(aa)         With respect to the Mortgaged Real Estate, copies of management services and maintenance contracts, fire, health and safety reports, certificates of occupancy, leases and rent rolls, and such other information relating to the Real Estate and the improvements thereon that Lender in its discretion deems necessary.

(bb)         With respect to the Equipment that is designated by the Lender in its sole discretion as eligible to support the Equipment Term Advance, an appraisal ordered by Lender or its agent of said Equipment and issued by an equipment appraiser acceptable to Lender reflecting the type of valuation referenced in Section 2.5(a).

(cc)         Evidence satisfactory to the Lender that Zareba Europe has been funded by Borrower in accordance with Section 5.19 and that the Rutland Acquisition has been consummated in accordance with the terms of the Rutland Agreement as certified in accordance with Section 5.19.

(dd)         Such other documents as the Lender in its sole discretion may require.

Section 4.2             Conditions Precedent to All Advances and Letters of Credit.  The Lender’s obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

(a)           the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1             Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1.  The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.

Section 5.2             Capitalization.  To the Borrower’s knowledge, Schedule 5.2 constitutes a correct and complete list of all Persons holding more than five percent (5%) of all ownership interests, as of August 23, 2004, of the Borrower, (excluding rights to acquire ownership interests), and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3             Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4             Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5             Subsidiaries.  Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

Section 5.6             Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended June 30, 2003 and unaudited financial statements for the fiscal-year-to-date period ended June 30, 2004, and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principals.  Since the date of the most recent financial statements, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7             Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Subsidiaries, would have a Material Adverse Effect, apart from those matters specifically listed in Schedule 5.7.

Section 5.8             Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9             Taxes.  The Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrower and its Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Subsidiaries, as the case may be, are required to be filed, and the Borrower and its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10           Titles and Liens.  The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11           Intellectual Property Rights.

(a)           Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)           Agreements with Employees and Contractors.  The Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)           Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e)           Infringement.  Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12           Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13           Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14           Environmental Matters.

(a)           Except as disclosed on Schedule 5.14, to the Borrower’s knowledge there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)           Except as disclosed on Exhibit 5.14, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)           Except as disclosed on Schedule 5.14, to the Borrower’s knowledge there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d)           Except as disclosed on Schedule 5.14, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has Borrower been denied insurance on grounds related to potential environmental liability.  No permit required under any Environmental Law is scheduled to expire within 12 months and the Borrower has not received any notice that any such permit will be withdrawn, terminated, limited or materially changed.

(e)           Except as disclosed on Schedule 5.14, to the Borrower’s knowledge the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)            The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 5.15           Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.16           Financing Statements.  The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17           Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18           Financial Solvency.  Both before and after giving effect to the Rutland Acquisition and all of the transactions contemplated in the Loan Documents, none of the Borrower or its Subsidiaries:

(a)           Was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)           Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Affiliate are unreasonably small;

(c)           By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)           By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)           At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 5.19       Rutland Acquisition.  Zareba Europe is a United Kingdom private company duly organized and in good standing under the laws of the United Kingdom and Borrower owns 100% of the equity interests issued thereby.  Zareba Europe has, both before and after consummation of the Rutland Acquisition, and the Subsidiaries to be acquired pursuant to the Rutland Acquisition will, after consummation of the Rutland Acquisition, have all requisite power and authority to conduct their businesses, to own their properties and to execute and deliver and to perform all of their obligations, if any, under the Rutland Agreement.  The Borrower has furnished to Lender a copy of the Rutland Agreement, as executed by the parties thereto, certified as true and correct by an officer of the Borrower as of the date hereof.  Consummation of the Rutland Acquisition will not require the Borrower to advance to or invest in Zareba Europe an amount greater than $5,130,000.00.

ARTICLE VI

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1             Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)           Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any ‘Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)           Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrower’s financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit D hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrower’s financial position and the results of its operations (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)           Collateral Reports.  Within 10 days after the end of each month or more frequently if the Lender so requires, the Borrower will deliver to the Lender, or its designated agent, agings of the Borrower’s accounts receivable and its accounts payable, an inventory certification report, and a calculation of the Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period.

(d)           Projections.  No later than 30 days prior to the beginning of each fiscal year of the Borrower, the Borrower will deliver to the Lender the projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail.  Such items will be  certified by the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e)           Supplemental Reports.  Daily, the Borrower will deliver to the Lender the “daily collateral reports”, receivables schedules, collection reports, copies of invoices to account debtors in excess of $100,000.00 signed and dated shipment documents and delivery receipts for goods sold to said account debtors in excess of $100,000.00.

(f)            Litigation.  Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $250,000.00.

(g)           Defaults.  When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, the Borrower will deliver to the Lender, no later than three days after such officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(h)           Plans.  As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.

(i)            Disputes.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $50,000.00 individually or $100,000.00 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.

(j)            Officers and Directors.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice any change in the persons constituting the Borrower’s Officers and Directors.

(k)           Collateral.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l)            Commercial Tort Claims.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(m)          Intellectual Property.

(i)            The Borrower will give the Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)           Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)          Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(n)           Reports to Owners.  Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.

(o)           SEC Filings.  Promptly after the sending or filing thereof, the Borrower will deliver to the Lender copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(p)           Tax Returns of Borrower.  As soon as possible, and in any event no later than five days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of Borrower.

(q)           Violations of Law.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrower.

(r)            Other Reports.  From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2             Financial Covenants.

(a)           Minimum Year-To-Date Earnings Before Taxes.  The Borrower will achieve through end of each fiscal month described below, fiscal year-to-date Earnings Before Taxes, of not less than the amount set forth opposite such period (numbers appearing between “< >“ are negative):

Month	Amount
September, 2004		$400,000.00
October, 2004		$300,000.00
November, 2004		$75,000.00
December, 2004	$	<150,000.00	>
January, 2005	$	<150,000.00	>
February, 2005	$	<150,000.00	>
March, 2005	$	<100,000.00	>
April, 2005		$300,000.00
May, 2005		$800,000.00
June, 2005		$1,250,000.00
July, 2005 and of each year thereafter		$100,000.00
August, 2005 and of each year thereafter		$200,000.00
September, 2005 and of each year thereafter		$400,000.00
October, 2005 and of each year thereafter		$300,000.00
November, 2005 and of each year thereafter		$75,000.00
December, 2005 and of each year thereafter	$	<150,000.00	>
January, 2006 and of each year thereafter	$	<150,000.00	>
February, 2006 and of each year thereafter	$	<150,000.00	>
March, 2006 and of each year thereafter	$	<100,000.00	>
April, 2006 and of each year thereafter		$300,000.00
May, 2006 and of each year thereafter		$750,000.00
June, 2006 and of each year thereafter		$1,000,000.00

(b)           Minimum Debt Service Coverage Ratio.  The Borrower will maintain, from the date of this Agreement until all Obligations are indefeasibly paid in full and this Agreement is terminated, its Debt Service Coverage Ratio, determined at the end of the most recently ended fiscal year of the Borrower for which financial statements have been furnished under Section 6.1(b), at not less than 1.05 to 1.00.

(c)           Capital Expenditures.  The Borrower will not incur or contract to incur unfinanced Capital Expenditures of more than $350,000.00 in the aggregate during any fiscal year.

(d)           Stop Loss.  The Borrower will not, during any single month, suffer a Net Loss in excess of $300,000.00, commencing with the month of September, 2004.

Section 6.3             Permitted Liens; Financing Statements.

(a)           The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)            In the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii)           Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)          The Security Interest and Liens created by the Security Documents; and

(iv)          Purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof, not exceeding $350,000.00 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)           The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.  Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4             Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           Indebtedness arising hereunder;

(b)           Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)           Indebtedness relating to Permitted Liens.

Section 6.5             Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)           Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.5 hereto.

Section 6.6             Investments and Subsidiaries.  The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other person or Affiliate, except:

(a)           Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S.  corporations rated “A 1” or “A 2” by Standard & Poor’s Ratings Services or “P 1” or “P 2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)           Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $25,000.00.

(c)           Prepaid rent not exceeding one month or security deposits; and

(d)           Current investments in the Subsidiaries in existence on the date hereof or proposed to be made in connection with the Rutland Acquisition and in each case listed in Schedule 5.5 hereto.

The Borrower will promptly advise the Lender in writing of any change, supplement or amendment  to the Rutland Agreement.

Section 6.7             Dividends and Distributions.  Except as otherwise set forth in this Section 6.7, the Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or options, warrants or other rights to buy such stock or make any distribution in respect thereof, either directly or indirectly; provided that, the Borrower may pay regularly scheduled dividends and/or repurchase its outstanding common stock or options, warrants or other rights to buy such stock if:  (a) all payments in connection with any of the foregoing are made in cash; (b) the aggregate amount paid by the Borrower in respect of all such payments will not exceed $100,000 in any fiscal year of the Borrower; and (c) at the time any such payment is made, and immediately after giving effect thereto, no Default, or Event of Default will exist or result therefrom.

Section 6.8             Salaries.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

Section 6.9             Key Person Life Insurance.  The Borrower shall maintain insurance upon the life of Jerry W. Grabowski, its President and Chief Executive Officer with the death benefit thereunder in an amount not less than $1,000,000.00 (the “Life Insurance Policy”).  The right to receive the proceeds of the Life Insurance Policy shall be assigned to the Lender by the Life Insurance Assignment.

Section 6.10           Books and Records; Collateral Examination, Inspection and Appraisals.

(a)           The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.

(b)           The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.

(c)           The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

(d)           The Lender may also, from time to time, during the continuance of an Event of Default, no more than once each calendar year, obtain at the Borrower’s expense an appraisal of any of Collateral and/or the Mortgaged Real Estate by an appraiser acceptable to the Lender in its sole discretion.

Section 6.11           Account Verification.

(a)           The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b)           The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.12           Compliance with Laws.

(a)           The Borrower will (i) comply with the requirements of applicable laws and regulations, the non compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)           Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.13           Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14           Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.  The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)           The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.  The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.  The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15           Insurance.  The Borrower will obtain and at all times maintain insurance with insurers acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates.  Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.16           Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.17           Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.18           Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.  The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations.  The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.19           Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20           Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21           Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.  The Borrower will not store inventory or engage in manufacturing or assembly activities at its Plymouth, Minnesota facility or otherwise change the nature of the activities conducted at such facility.

Section 6.22           Accounting.  The Borrower will not adopt any material change in accounting principles other than as required by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.23           Discounts, etc.  After notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold.  The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 6.24           Plans.  Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25           Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name or jurisdiction of organization.

Section 6.26           Constituent Documents; S Corporation Status.  The Borrower will not amend its Constituent Documents.  The Borrower will not become an S corporation.

Section 6.27           Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.27.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1             Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any Obligations when they become due and payable;

(b)           Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;

(c)           The existence of any Overadvance arising as the result of any reduction in the Borrowing Base, or that arises in any manner and on terms not otherwise approved of in advance by Lender;

(d)           A Change of Control shall occur;

(e)           Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(f)            The Borrower shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;

(g)           A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor;

(h)           The Life Insurance Policy shall be terminated, by the Borrower or otherwise; or the Life Insurance Policy shall be scheduled to terminate within 30 days and the Borrower shall not have delivered a renewal thereof or substitute therefor to the Lender; or the Borrower shall fail to pay any premium on the Life Insurance Policy when due or within any applicable cure period; or the Borrower shall take any other action that impairs the value of the Life Insurance Policy;

(i)            Any representation or warranty made by the Borrower in this Agreement (including for purposes of this Section 7.1(i), the representations and warranties set forth in Section 5.14 hereof made as though none of them were limited to the Borrower’s knowledge) or by the Borrower (or any of its Officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective;

(j)            The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $250,000.00 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(k)           A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(l)            Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;

(m)          An event of default shall occur under any Security Document;

(n)           The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, merge with another organization unless Borrower is the surviving entity; or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(o)           Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder;

(p)           Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired or any material adverse change in the business or financial condition of the Borrower shall occur; or

(q)           Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur.

(r)            The indictment of any Director, Officer or senior manager of Borrower for a felony offence under state or federal law.

Section 7.2             Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)           The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)           The Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)           The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)           The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)           The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.4 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)            The Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g)           The Lender may without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

(h)           The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.  If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3             Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2             Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3             Notices; Communication of Confidential Information; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II of this Agreement shall not be effective until received by the Lender.  All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by the Borrower may be compromised shall be borne exclusively by the Borrower.  All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(a), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210.  The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4             Further Documents.  The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5             Costs and Expenses.  The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6             Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)           Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(b)           Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b) ; and

(c)           Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.7             Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8             Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9             Retention of Borrower’s Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender.  If there is a special need to retain specific records, Borrower must inform Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 of this Agreement within 30 days of Lender taking control of same.

Section 8.10           Binding Effect; Assignment; Complete Agreement; Sharing Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and Wells Fargo Bank may share any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such sharing of information.

Section 8.11           Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12           Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13           Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Minneapolis, County of Hennepin, State of Minnesota; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT .

Borrower’s Initials	Lender’s Initials

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Waters Instruments, Inc.	WATERS INSTRUMENTS, INC.
13705 26th Avenue North
Minneapolis, MN 55441	By:	/s/ Gerald W. Grabowski

Telecopier: 763-509-7450	Its:	President
Attention: Gregg A. Anshus

Wells Fargo Business Credit, Inc.	WELLS FARGO BUSINESS CREDIT,
MAC N9312-040	INC.
Sixth and Marquette
Minneapolis, MN 55479	By:	/s/ Brian J. Waldinger

Telecopier: 612-341-2472	Its:	Vice President
Attention: Brian J. Waldinger
E-mail: Brian J. Waldinger@wellsfargo.com

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolving Note

Exhibit B	Form of Equipment Term Note

Exhibit C	Form of Real Estate Term Note

Exhibit D	Compliance Certificate

Exhibit E	Premises

Exhibit F	Form of Notice of Borrowing

Schedule 2.3	Letters of Credit

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.7	Litigation Matters in Excess of $250,000.00

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

REVOLVING NOTE

$6,000,000.00	September 7, 2004

For value received, the undersigned, WATERS INSTRUMENTS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million and 00/100 Dollars ($6,000,000.00) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (the “Credit Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Revolving Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Remainder of page intentionally left blank; signature page follows]

WATERS INSTRUMENTS, INC.

By:	/s/ Gerald W. Grabowski
Name:	Gerald W. Grabowski
Its:	President

EQUIPMENT TERM NOTE

$500,000.00	September 7, 2004

For value received, the undersigned, WATERS INSTRUMENTS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the aggregate unpaid principal amount of all Term Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Equipment Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Remainder of page intentionally left blank; signature page follows]

WATERS INSTRUMENTS, INC.

By:	/s/ Gerald W. Grabowski
Name:	Gerald W. Grabowski
Its:	President

REAL ESTATE TERM NOTE

$1,300,000.00	September 7, 2004

For value received, the undersigned, WATERS INSTRUMENTS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00) or the aggregate unpaid principal amount of all Term Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated the same date as this Note (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Real Estate Term Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Remainder of page intentionally left blank; signature page follows]

WATERS INSTRUMENTS, INC.

By:	/s/ Gerald W. Grabowski
Name:	Gerald W. Grabowski
Its:	President